FOR IMMEDIATE RELEASE

RadNet Reports Record 2009 Fourth Quarter and Annual Results, Strategic Acquisitions and a Debt Refinancing Plan

•	Fourth quarter 2009 per share Net Income was $0.02 compared to a Net Loss of $(0.15) for the prior year’s quarter

•	For the fourth quarter, RadNet reports record Revenue of $131.8 million and record Adjusted EBITDA(1) of $27.0 million; increases of 3.4% and 20.1%, respectively, over the prior year’s quarter

•	For the year, RadNet reports a per share net loss of $(0.06) compared to a per share loss of $(0.36)in the prior year

•	For the year, RadNet reports record annual Revenue of $524.4 million and record annual Adjusted EBITDA(1)of $105.9 million; increases of 5.1% and 7.6%, respectively, over the prior year’s results

•	RadNet reduced Net Debt during the year by $25.1 million; RadNet’s Leverage Ratio was reduced to 4.17x Net Debt to Adjusted EBITDA,(1) down from 4.74x one year ago

•
RadNet announces it has closed one strategic acquisition and signed letters of intent to make an additional two strategic acquisitions that, on a combined annualized basis, are expected to generate revenue of $36 million.  These acquisitions are designed to enhance RadNet’s core market presence in California and Northern New Jersey

•
RadNet announces a debt refinancing plan consisting of $485 million of senior secured debt and senior unsecured notes, along with an untapped revolving credit facility for $100 million;  transaction would significantly lengthen debt maturities, enhance liquidity, fund two potential strategic acquisitions and provide growth capital

LOS ANGELES, Calif., March 15, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 180 fully-owned and operated outpatient imaging centers, today reported financial results for its fourth quarter and full year ended December 31, 2009.

Financial Results

Fourth Quarter Report:

For the fourth quarter of 2009, the Company reported Revenue, Adjusted EBITDA(1) and Net Income of $131.8 million, $27.0 million and $637,000, respectively.  Revenue increased $4.4 million (or 3.4%), Adjusted EBITDA(1) increased $4.5 million (or 20.1%) and Net Income increased $6.0 million from a loss, respectively, over the fourth quarter of 2008.  Net Income for the fourth quarter was $0.02 per share, compared to a Net Loss of $(0.15) per share in the fourth quarter of 2008 (based upon a weighted average number of fully diluted shares outstanding of 37.4 million and 35.9 million for these periods in 2009 and 2008, respectively).  Affecting Net Income in the fourth quarter of 2009 were certain non-cash expenses and non-recurring items including: $1.0 million non-cash charge related to the amortization of a deferred loss on interest rate hedges related to the Company’s credit facilities; $0.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $0.1 million of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $0.1 million loss on the disposal of certain capital equipment; and $0.7 million of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our existing credit facilities.

For the fourth quarter of 2009, as compared to the prior year’s fourth quarter, MRI volume increased 3.1%, CT volume increased 2.3% and PET/CT volume increased 5.1%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 3.0% over the prior year’s fourth quarter.  Same Center Revenue, which measures Revenue from operations only if they were open for the full fourth quarter of 2009 and 2008, increased $0.5 million, an increase of 0.44%.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented “We were very effective in improving our fourth quarter performance when compared with the fourth quarter of 2008, particularly with respect to controlling costs.  We are seeing the contribution of cost savings measures we instituted throughout 2009, a practice whereby we continually try to make our business run more efficiently.  We are finding that our growing scale and ability to more effectively drive margin from recent acquisitions assist us with increasing both top-line growth as well as operating leverage.  This is contributing to improved performance in what is a very challenged economic and reimbursement climate.”

Annual Report:

For full year 2009, the Company reported Revenue, Adjusted EBITDA(1) and Net Loss of $524.4 million, $105.9 million and $(2.3) million, respectively.  Revenue increased $25.6 million (or 5.1%), Adjusted EBITDA(1) increased $7.5 million (or 7.6%) and Net Loss decreased $10.5 million, respectively, from full year 2008 results.  Net Loss for 2009 was $(0.06) per share, compared to a Net Loss of $(0.36) per share in 2008 (based upon a weighted average number of fully diluted shares outstanding of 36.0 million and 35.7 million in 2009 and 2008, respectively). Affecting Net Loss in 2009 were certain non-cash expenses and non-recurring items including:  $3.6 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $2.7 million of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our existing credit facilities; $0.7 million of severance paid in connection with the headcount reductions related to cost savings initiatives from previously announced acquisitions; $0.5 million loss on the disposal of certain capital equipment; and $5.8 million non-cash charge related to the amortization of a deferred loss on interest rate hedges related to the Company’s credit facilities.

For the year ended December 31, 2009, as compared to 2008, MRI volume increased 8.1%, CT volume increased 6.2% and PET/CT volume increased 5.1%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 5.3% for the twelve months of 2009 over 2008.  Same Center Revenue, which measures revenue from operations only if they existed for the full years of 2009 and 2008, increased $8.0 million, an increase of 1.81%.

Liquidity and Capital Resources:

During 2009, the Company generated $25.4 million of Free Cash Flow(2), which it defines as Adjusted EBITDA(1) less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid.  This contributed to the Company’s reduction of Net Debt by $25.1 million during 2009.  The ratio of Net Debt to Adjusted EBITDA(1) decreased from 4.74x at December 31, 2008 to 4.17x at December 31, 2009.

During 2009, the Company reduced its Accounts Payable by $11.5 million from $81.2 million at December 31, 2008 to $69.6 million at December 31, 2009.  Working capital improved by $6.5 million during 2009.

Additionally, the Company reduced its Net Days Sales Outstanding (DSOs) during 2009 from 61 days at December 31, 2008 to its lowest level in RadNet’s history of 54.0 days at December 31, 2009.  This is reflective of several initiatives and protocols that were instituted and refined during the year to accelerate cash collections.

“We are pleased with the strides we made in 2009.  Our results illustrate the power of our operating model.  While others are struggling, we are differentiating ourselves and advancing our strategic plan,” said Dr. Howard Berger, President and Chief Executive Officer.  “I continue to see more opportunity than ever before.  Relative size and operating efficiency is becoming increasingly important in our industry.  In 2009,  we improved all aspects of our operation, which is reflective in our growth, increased margins, increased free cash flow and accelerated deleveraging,” added Dr. Berger.

"This deleveraging has enabled us to advance the debt refinancing transaction described below, which would extend the maturity of our debt and enhance our liquidity and credit profile," said Mark Stolper, Executive Vice President and Chief Financial Officer.  "The enhanced cash position and revolver capacity afforded by the debt refinancing transaction would enable greater financial flexibility to grow our business and execute on our strategic objectives,” added Mr. Stolper.

Actual 2009 Results vs. 2009 Guidance:

The following compares the Company’s actual 2009 performance with previously announced guidance levels.

	Updated Guidance Range	Actual Results
Revenue	$515 million - $535 million	$524.4 million
Adjusted EBITDA(1)	$105 million - $110 million	$105.9 million
Free Cash Flow Generation (a)	$20 million - $30 million	$25.4 million
Cash Interest Expense	$41 million - $45 million	$40.1 million
Capital Expenditures	$38 million - $40 million	$40.3 million
End of Year Net Debt Balance (b)	$445 million - $450 million	$441 million

(a)  Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash interest paid
(b)  Total debt net of cash.

“We met or exceeded virtually all of our guidance levels during 2009.  We exceeded our expectations with respect to year-end Net Debt and Cash Interest Expense.  Our Net Debt balance was lower than anticipated at year-end due to higher than projected debt repayment from free cash flow generation during the year.  Interest expense was lower than predicted, as we benefited from low LIBOR rates.  Revenue, Adjusted EBITDA(1) and Free Cash Flow performance were in-line with our guidance levels, and we spent nominally more than anticipated in Capital Expenditures,” said Dr. Berger.

The Company will issue 2010 guidance in April, after its anticipated closing of certain strategic acquisitions and the debt refinancing transaction discussed below.

Strategic Acquisitions

On January 1, 2010, the Company completed the acquisition of Union Imaging Center in Union, New Jersey for approximately $5.4 million and the issuance of 75,000 shares of RadNet, Inc. common stock (valued at approximately $161,000 as of December 31, 2009).  The center operates imaging modalities including MRI, CT, PET/CT, mammography, ultrasound, nuclear medicine and x-ray.

Subsequent to the end of the fourth quarter, the Company entered into letters of intent to acquire the business of Truxtun Medical Group in Bakersfield, California and the New Jersey operating subsidiary of Health Diagnostics.  Truxtun operates four multi-modality facilities in Bakersfield, a Metropolitan Statistical Area with a population exceeding 800,000 residents in Kern County, California.  Truxtun provides a broad range of services including MRI, CT, PET/CT, mammography, nuclear medicine, fluoroscopy, ultrasound, x-ray and related procedures.  The New Jersey operating subsidiary of Health Diagnostics includes three facilities in Edison, Old Bridge and Green Brook.  The three centers operate a combination of MRI, CT, PET/CT, mammography, ultrasound and x-ray. The aggregate consideration for the two acquisitions is approximately $24.5 million plus 375,000 shares of the Company’s common stock.

The contribution of these three strategic acquisitions is expected to generate approximately $36 million of revenue and $8.5 million of Adjusted EBITDA(1) on an annualized basis.  The acquisitions of Truxtun and the New Jersey assets of Health Diagnostics are expected to close simultaneously with the Company’s debt refinancing transaction discussed below, and the Truxtun acquisition is conditioned thereon.

“All three acquisitions are of high quality multi-modality operators which will strengthen our presence and competitive position in existing core markets of RadNet,” said Dr. Howard Berger.  “These acquisitions are indicative of the types of transactions that we will continue to pursue.  Today, many smaller imaging operators are struggling with continued reimbursement and competitive pressures combined with a greatly diminished access to capital.  We believe that the combination of these factors will continue to create abundant acquisition opportunities at attractive prices for us.  We have illustrated that we can leverage our scale, purchasing power and business acumen to bring efficiencies to acquired entities, creating additional cash flow and earnings which will continue to drive the deleveraging of our balance sheet,” added Dr. Berger.

$585 million Debt Refinancing Transaction

On March 12, 2010, as part of a plan to refinance our existing revolving line of credit, term loan B and second lien credit facility, which mature in 2011, 2012 and 2013, respectively, the Company and a wholly owned subsidiary (the borrower) entered into a Commitment Letter with Barclays Capital Inc., General Electric Capital Corporation, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Royal Bank of Canada, RBC Capital Markets and Jefferies Finance LLC (together, the “Banks”).  Under the Commitment Letter, the Banks have severally committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the borrower with proposed senior secured credit facilities in the aggregate principal amount of up to $375 million, comprised of a new $275 million term loan maturing on the sixth anniversary of the closing thereof (or, the “New Term Loan Credit Facility”) and a revolving credit facility of $100 million expiring on the fifth anniversary of the closing thereof (or, the “New Revolving Credit Facility”, and together with the new term loan credit facility, the “New Senior Secured Credit Facilities”).

The funding of the New Senior Secured Credit Facilities is subject to customary conditions, including the consummation of a future senior notes issuance.  The Company currently contemplates that the New Revolving Credit Facility will be undrawn at closing and available to the Company upon successfully completing the New Term Loan Credit Facility.  The New Senior Secured Credit Facilities will be unconditionally guaranteed by the Company and all of its subsidiaries.  The New Senior Secured Credit Facilities will be secured by a first priority security interest in all of the Company’s tangible and intangible assets, including, but not limited to, a stock pledge of all of the Company’s current and future wholly owned domestic subsidiaries.

In addition, in connection with the debt refinancing plan, the Company expects to offer approximately $210 million aggregate principal amount of senior unsecured debt securities due 2018 (or, the “Notes”) to qualified institutional buyers in a private placement, subject to market and other conditions.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  The notes will be offered pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.  You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

The Company expects to consummate the debt refinancing plan in early April 2010..  The debt refinancing transaction, upon completion, would extend the maturity of the Company’s debt, increase the size of its revolving credit facility by approximately $45 million and further enhance its liquidity by adding approximately $25 million of cash to its balance sheet upon closing.

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call today, at 10:00 a.m. Eastern Standard Time.  During the call management, will discuss the Company's 2009 fourth quarter and year-end results.

Conference Call Details:

Date:  Monday, March 15, 2010
Time:  10:00 a.m. EST
Dial In-Number:  1-877-795-3613
International Dial-In Number:  1-719-325-4835

It is recommended that participants dial in approximately five to 10 minutes prior to the start of the 10:00 a.m. call. A telephonic replay of the conference call may be accessed approximately two hours after the call through March 22, 2010, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers and entering the replay access code 8443928.  There will also be a simultaneous audio Webcast and archived recording of the conference call available at http://viavid.net/dce.aspx?sid=000070FD.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results.  The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance.  The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters.  Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 180 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully close the debt refinancing transaction described above and on acceptable terms, execute the two potential announced strategic acquisitions, successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC
Alan Sheinwald, President
914-669-0222
asheinwald@allianceadvisors.ne

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,094	$-
Accounts receivable, net	87,825	96,097
Refundable income taxes	-	103
Prepaid expenses and other current assets	9,990	13,665
Total current assets	107,909	109,865
PROPERTY AND EQUIPMENT, NET	182,571	193,104
OTHER ASSETS
Goodwill	106,502	105,278
Other intangible assets	54,313	56,861
Deferred financing costs, net	8,229	10,907
Investment in joint ventures	18,741	17,637
Deposits and other	2,406	2,457
Total assets	$480,671	$496,109
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$69,641	$81,175
Due to affiliates	7,456	5,015
Notes payable	6,927	5,501
Current portion of deferred rent	560	390
Obligations under capital leases	14,121	15,064
Total current liabilities	98,705	107,145
LONG-TERM LIABILITIES
Line of credit	-	1,742
Deferred rent, net of current portion	8,920	7,996
Deferred taxes	277	277
Notes payable, net of current portion	416,699	419,735
Obligations under capital lease, net of current portion	13,568	24,238
Other non-current liabilities	17,263	16,006
Total liabilities	555,432	577,139
COMMITMENTS AND CONTINGENCIES

EQUITY DEFICIT
Common stock - $.0001 par value, 200,000,000 shares authorized;
36,259,279 and 35,911,474 shares issued and outstanding at
December 31, 2009 and 2008	4	4
Paid-in-capital	156,758	153,006
Accumulated other comprehensive loss	(1,588)	(6,396)
Accumulated deficit	(229,989)	(227,722)
Total Radnet, Inc.'s equity deficit	(74,815)	(81,108)
Noncontrolling interests	54	78
Total equity deficit	(74,761)	(81,030)
Total liabilities and equity deficit	$480,671	$496,109

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT SHARE DATA)

	Years Ended December 31,
	2009	2008	2007

NET REVENUE	$524,368	$498,815	$423,576

OPERATING EXPENSES
Operating expenses	397,753	384,297	330,550
Depreciation and amortization	53,800	53,548	45,281
Provision for bad debts	32,704	30,832	27,467
Loss on sale of equipment	523	516	72
Severance costs	731	335	934
Total operating expenses	485,511	469,528	404,304

INCOME FROM OPERATIONS	38,857	29,287	19,272

OTHER EXPENSES (INCOME)
Interest expense	49,193	51,811	44,307
Gain on bargain purchase	(1,387)	-	(1,868)
Other expenses (income)	1,239	(151)	(29)
Total other expenses	49,045	51,660	42,410

LOSS BEFORE INCOME TAXES AND EQUITY
IN EARNINGS OF JOINT VENTURES	(10,188)	(22,373)	(23,138)
Provision for income taxes	(443)	(151)	(337)
Equity in earnings of joint ventures	8,456	9,791	5,944
NET LOSS	(2,175)	(12,733)	(17,531)
Net income attributable to noncontrolling interests	92	103	600
NET LOSS ATTRIBUTABLE TO RADNET, INC.
COMMON SHAREHOLDERS	$(2,267)	$(12,836)	$(18,131)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE
TO RADNET, INC. COMMON SHAREHOLDERS	$(0.06)	$(0.36)	$(0.52)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	36,047,033	35,721,028	34,592,716

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

	Years Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,175)	$(12,733)	$(17,531)
Adjustments to reconcile net loss
to net cash provided by operating activities:
Depreciation and amortization	53,800	53,548	45,281
Provision for bad debts	32,704	30,832	27,467
Equity in earnings of joint ventures	(8,456)	(9,791)	(5,944)
Distributions from joint ventures	7,667	7,982	6,464
Deferred rent amortization	1,094	3,514	1,037
Amortization of deferred financing cost	2,678	2,567	1,632
Net loss on disposal of assets	523	516	72
Gain on bargain purchase	(1,387)	-	-
Gain from sale of joint venture interests	-		(1,868)
Gain on extinguishment of debt	-	(47)
Amortization of cash flow hedge	6,119	-	-
Share-based compensation	3,607	2,902	3,313
Changes in operating assets and liabilities, net of assets
acquired and liabilities assumed in purchase transactions:
Accounts receivable	(24,432)	(36,297)	(42,923)
Other current assets	4,206	(1,515)	4,396
Other assets	51	684	588
Accounts payable and accrued expenses	619	3,270	3,337
Net cash provided by operating activities	76,618	45,432	25,321
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(6,085)	(28,859)	(18,465)
Proceeds from sale of imaging facilities	650	-	-
Purchase of property and equipment	(30,752)	(29,199)	(27,207)
Proceeds from sale of equipment	219	2,961	845
Proceeds from sale of joint venture interests	-	-	2,260
Purchase of equity interest in joint ventures	(315)	(938)	(4,413)
Purchase of Radiologix, net of cash acquired	-	-	(370)
Proceeds from the divestiture of imaging centers	-	-	1,625
Purchase of covenant not to compete contract	-	-	(250)
Payments collected on notes receivable	-	-	111
Net cash used in investing activities	(36,283)	(56,035)	(45,864)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(23,660)	(19,112)	(10,398)
Proceeds from borrowings on notes payable	-	35,000	33,137
Proceeds from borrowings upon refinancing	-	1,212	-
Deferred financing costs	-	(4,277)	(1,351)
Net payments on line of credit	(1,742)	(2,480)	(3,787)
Distributions to counterparties of cash flow hedges	(4,739)	-	-
Distributions to noncontrolling interests	(116)	(231)	(1,219)
Proceeds from issuance of common stock	16	473	958
Net cash (used in) provided by financing activities	(30,241)	10,585	17,340
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,094	(18)	(3,203)
CASH AND CAH EQUIVALENTS, beginning of period	-	18	3,221
CASH AND CASH EQUIVALENTS, end of period	$10,094	$-	$18

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$40,092	$49,236	$41,382
Cash paid during the period for income taxes	$348	$389	$186

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	Three Months Ended
	December 31,
	2009	2008

NET REVENUE	$131,815	$127,457

OPERATING EXPENSES
Operating expenses	99,100	97,893
Depreciation and amortization	13,821	13,925
Provision for bad debts	7,975	10,192
Loss (gain) on sale of equipment	148	(979)
Severance costs	88	163
Total operating expenses	121,132	121,194

INCOME FROM OPERATIONS	10,683	6,263

OTHER EXPENSES (INCOME)
Interest expense	11,478	13,581
Other expenses (income)	-	(19)
Total other expense	11,478	13,562

LOSS BEFORE INCOME TAXES AND EQUITY
IN EARNINGS OF JOINT VENTURES	(795)	(7,299)

Provision for income taxes	(162)	-
Earnings from joint ventures	1,617	1,976
NET INCOME (LOSS)	660	(5,323)
Net income attributable to noncontrolling interests	(23)	(27)
NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC.
COMMON SHAREHOLDERS	$637	$(5,350)

BASIC NET INCOME (LOSS) PER SHARE
ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS	$0.02	$(0.15)

DILUTED NET INCOME (LOSS) PER SHARE
ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS	$0.02	$(0.15)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	36,238	35,875

Diluted	37,418	35,875

RADNET, INC.
RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED EBITDA(1)
(IN THOUSANDS)

	Three Months Ended
	December 31,
	2009	2008

Income from Operations	$10,683	$6,263
Plus Depreciation and Amortization	13,821	13,925
Plus Other Income	-	151
Plus Equity in Earnings of Joint Ventures	1,617	1,976
Plus Non Cash Employee Stock Compensation	670	1,015
Plus Loss on Sale of Equipment	148	-
Less Gain on Sale of Equipment	-	(979)
Less Net Income Attributable to Non-Controlling Interests	(23)	(27)
Plus Severance: Elimination of Corporate Personnel	88	163
Adjusted EBITDA(1)	$27,004	$22,487

	Twelve Months
	Ended December 31,
	2009	2008

Income from Operations	$38,857	$29,287
Plus Depreciation and Amortization	53,800	53,548
Plus Other Income	-	151
Plus Equity in Earnings of Joint Ventures	8,456	9,791
Plus Non Cash Employee Stock Compensation	3,607	2,902
Plus Loss on Sale of Equipment	523	516
Less Net Income Attributable to Non-Controlling Interests	(92)	(103)
Plus Severance: Elimination of Corporate Personnel	731	335
Plus Legal Settlements Related to 2007 and Prior Fiscal Years	-	1,393
Plus Ernst & Young Consulting Fee Related to 2007 Audit Review of Receivables	-	200
Plus Non Cash Adjustment to Breastlink Acquired Accounts Receivable	-	383
Adjusted EBITDA(1)	$105,882	$98,403

RADNET  PAYMENTS BY PAYORS *

	Three Months Ended
	December 31,	Years Ended December 31,
	2009	2009	2008	2007

Commercial Insurance	55.9%	55.8%	56.6%	57.1%
Medicare	19.7%	20.0%	19.6%	19.2%
Capitation	15.3%	15.4%	15.0%	14.8%
Workers Compensation/Personal Injury	3.4%	3.5%	3.7%	3.8%
Medicaid	3.4%	3.2%	3.1%	3.0%
Other	2.3%	2.1%	2.0%	2.1%
	100.0%	100.0%	100.0%	100.0%

RADNET PAYMENTS BY MODALITY *

	Three Months Ended
	December 31,	Years Ended December 31,
	2009	2009	2008	2007

MRI	33.9%	34.1%	34.2%	37.3%
CT	19.0%	19.1%	19.0%	20.2%
PET/CT	5.9%	6.0%	6.2%	6.9%
X-ray	9.7%	9.8%	10.8%	9.7%
Ultrasound	10.4%	10.3%	10.2%	11.1%
Mammography	16.4%	16.0%	14.9%	11.2%
Nuclear Medicine	1.4%	1.7%	1.6%	1.6%
Other	3.2%	3.0%	3.1%	2.0%
	100.0%	100.0%	100.0%	100.0%

RADNET AVERAGE PAYMENTS BY MODALITY *

	Three Months Ended
	December 31,	Years Ended December 31,
	2009	2009	2008	2007

MRI	$502	$503	$505	$505
CT	307	308	310	312
PET/CT	1,492	1,493	1,494	1,533
X-ray	40	38	37	38
Ultrasound	109	108	107	108
Mammography	134	135	134	124
Nuclear Medicine	321	323	327	328
Other	125	127	129	$132

Note
* Based upon global payments received from consolidated Imaging Centers from that year's dates of service.
Excludes payments from hospital contracts, Breastlink, Center Management Fees and other miscellaneous operating activities.

Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, other income or loss, debt extinguishments and non-cash equity compensation.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid.  Free Cash Flow is a non-GAAP financial measure.  The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.